Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS SECOND QUARTER 2019 RESULTS

WASHINGTON, D.C. – August 1, 2019 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter ended June 30, 2019.

Highlights for the Quarter Ended June 30, 2019:

•	Net income of $6.5 million, or $0.08 per share on a fully diluted basis
•	FFO of $23.2 million, or $0.30 per share on a fully diluted basis
•	FFO, as Adjusted of $22.6 million, or $0.29 per share on a fully diluted basis
•	CAD of $19.8 million
•

Announced the lease award for the development of a 162,000-square foot Food & Drug Administration (FDA) laboratory in Atlanta, Georgia. Upon completion, the FDA will occupy the facility with a brand new 20-year lease

•	Acquired a 403,737-square foot U.S. Joint Staff Command (JSC) mission critical facility in Suffolk, Virginia
•	Acquired a 137,679-square foot Federal Bureau of Investigation (FBI) field office in New Orleans, Louisiana
•	Sold a 59,322-square foot U.S. Customs & Border Protection (CBP) facility in Chula Vista, California
•

Issued 300,000 shares of common stock in exchange for approximately $5.5 million in gross proceeds, settling the remainder of the forward sales agreements entered into in connection with the June 2018 underwritten public offering of 20.7 million shares of the Company’s common stock

•

Issued 1,200,712 shares in exchange for approximately $21.6 million in gross proceeds through the recently created ATM program, by which the Company may issue and sell shares of common stock having an aggregate offering price of up to $200.0 million, including through the sale of shares on a forward basis (“2019 ATM Program”)

•

Subsequent to quarter end, executed a $275.0 million private placement of senior unsecured notes (the “Notes”), which is expected to close and fund on September 12, 2019. The Notes offering is comprised of three tranches with a weighted average maturity of 12.4 years and a weighted average interest rate of 3.85%

•

Subsequent to quarter end, the Company issued 1,398,814 shares of the Company’s common stock through the 2017 ATM program (the “2017 ATM Program”) and 205,215 shares of common stock through the Company’s 2019 ATM Program for a combined total of 1,604,029 shares, raising gross proceeds of approximately $29.5 million to maintain balance sheet strength

•	Maintained portfolio occupancy at 100%

“This quarter marked the acquisition of two mission critical facilities and a lease award for the Company’s largest build-to-suit laboratory to date,” said William C. Trimble, III, Easterly’s Chief Executive Officer. “We continue to acquire accretively in the bullseye and expect to earn very attractive yields on this newest development project.”

Financial Results for the Six Months Ended June 30, 2019:

Net income of $6.0 million, or $0.08 per share on a fully diluted basis

FFO of $45.2 million, or $0.61 per share on a fully diluted basis

FFO, as Adjusted of $43.4 million, or $0.58 per share on a fully diluted basis

CAD of $38.3 million

Portfolio Operations

As of June 30, 2019, the Company wholly owned 66 operating properties in the United States, encompassing approximately 6.1 million square feet in the aggregate, including 64 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants. As of June 30, 2019, the portfolio had a weighted average age of 13.0 years, based upon the date the property was built or renovated-to-suit, was 100% occupied, and had a weighted average remaining lease term of 7.4 years.

The Company currently has three active build-to-suit projects, all for the beneficial use of the FDA, totaling approximately 291,000-square feet. Two of the three projects – the 69,624-square foot FDA laboratory in Alameda, California, and the 59,690-square foot FDA laboratory in Lenexa, Kansas – are under construction. The third project – the approximately 162,000-square foot FDA laboratory in Atlanta, Georgia – is in the preliminary stages of design development. Three separate 20-year leases with the General Services Administration (GSA) will commence at each of the locations upon completion.

Acquisitions, Dispositions and Development Activities

On May 8, 2019, the Company acquired a 403,737-square foot U.S. Joint Staff Command facility located in Suffolk, Virginia (“JSC - Suffolk"). JSC - Suffolk is comprised of two modern, Class A buildings 100% leased to the GSA and occupied by the Department of Defense’s (DoD) U.S Joint Staff Command division. The two-building facility sits on just over 40 acres and provides nearly 1,200 surface parking spaces for JSC staff and visitors. The facility provides over 10,000 square feet of Secure Compartmented Information Facility (SCIF) space and over 118,000 square feet of specialized cooling and raised floor area for the facility’s data center operations. Under a lease that expires in June 2028, this Level IV Security facility was recently re-leased to the GSA for a firm term of 10 years with an additional five-year option.

On May 8, 2019, the Company strategically sold one of its older facilities, the 59,322-square foot CBP facility located in Chula Vista, California (“CBP - Chula Vista”). With the sale of CBP - Chula Vista, the Company reduced the average age of its overall portfolio. Constructed in 1998, CBP - Chula Vista is a build-to-suit property that serves as the San Diego Sector Headquarters. The facility is 100% occupied by CBP and the lease was recently renewed for a 10-year term, expiring in 2028.

On May 9, 2019, the Company acquired a 137,679-square foot FBI field office in New Orleans, Louisiana (“FBI - New Orleans”). FBI - New Orleans is a four-story single tenant facility located on a 6.6-acre site chosen by the government that houses the FBI’s New Orleans Division, which oversees federal operations in all of Louisiana, including six satellite offices in Baton Rouge, Alexandria, Lafayette, Lake Charles, Monroe and Shreveport. This build-to-suit property was originally completed in 1999 and renovated in 2006 and is 100% occupied by the FBI until August 2029 under a non-cancelable remaining lease term of 10 years. Additionally, the GSA has an option to renew the lease for an additional 10-year term, expiring in 2039.

On June 19, 2019, the Company received the signed lease award for a 20-year non-cancelable lease for a 162,000-square foot FDA laboratory in Atlanta, Georgia (“FDA - Atlanta"). As one of the FDA’s 13 field laboratories, FDA - Atlanta will house both laboratory and office space for the Atlanta District Office as well as the Southeast Food and Feed Laboratory (SFFL) and Southeast Tobacco Laboratory (STL). The Atlanta District Office oversees the regulatory operations within the Atlanta region, while the SFFL provides laboratory testing and regulation for the region, as well as research into new methodologies and regulatory areas within the FDA. The FDA’s Atlanta region covers operations in Alabama, Florida, Georgia, Louisiana, Tennessee, Mississippi, North Carolina, South Carolina, U.S. Virgin Islands, and Puerto Rico. The state-of-the-art facility will house four separate laboratories for nutritional analysis, chemistry, microbiology and tobacco. The facility is in the preliminary stages of design development and will be designed to meet the requirements of the National Institutes of Health Design Requirements Manual (NIH DRM) whereby the building systems will be designed specifically for important FDA functions.

Balance Sheet and Capital Markets Activity

As of June 30, 2019, the Company had total indebtedness of $896.5 million comprised of $262.0 million outstanding on its revolving credit facility, $150.0 million outstanding on its 2018 term loan facility, $100.0 million outstanding on its 2016 term loan facility, $175.0 million of senior unsecured notes, and $209.5 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). At June 30, 2019, Easterly’s outstanding debt had a weighted average maturity of 5.7 years and a weighted average interest rate of 3.7%. As of June 30, 2019, Easterly’s Net Debt to total enterprise value was 38.1% and its Net Debt to annualized quarterly EBITDA and Adjusted Net Debt to annualized quarterly pro-forma EBITDA ratios were 7.1x and 6.3x, respectively.

In the first quarter of 2019, the Company launched its 2019 ATM Program, pursuant to which the Company may issue and sell shares of common stock having an aggregate offering price of up to $200.0 million from time to time in negotiated transactions or transactions that are deemed to be “at-the-market” offerings through the applicable sales agents.  Under the 2019 ATM Program, the Company may also enter into one or more forward transactions under separate master forward sale confirmations and related supplemental confirmations with certain sales agents or their affiliates for the sale of shares of common stock on a forward basis. During the quarter ended June 30, 2019, the Company issued 1,200,712 shares of the Company’s common stock at a weighted average price of $18.01 per share through the Company’s 2019 ATM Program, raising gross proceeds of approximately $21.6 million to maintain balance sheet strength. In addition to its ATM activity, the Company also settled the remaining 300,000 shares of the forward sales agreements entered into in connection with the June 2018 underwritten public offering of 20.7 million shares of the Company’s common stock, which settled in exchange for approximately $5.5 million in gross proceeds.

Dividend

On July 31, 2019, the Board of Directors of Easterly approved a cash dividend for the second quarter of 2019 in the amount of $0.26 per common share. The dividend will be payable September 26, 2019 to shareholders of record on September 12, 2019.

Subsequent Events

On July 30, 2019, the Company executed a private placement of $275.0 million principal amount of fixed rate Notes. The Notes are to be issued and sold by Easterly Government Properties, LP, the Company’s operating partnership, in the following three tranches:

•	$85,000,000 3.73% Senior Notes, Series A, due September 12, 2029
•	$100,000,000 3.83% Senior Notes, Series B, due September 12, 2031

•	$90,000,000 3.98% Senior Notes, Series C, due September 12, 2034

The weighted average maturity of the Notes is 12.4 years and the weighted average interest rate is 3.85%. The Company expects the Notes to close and fund on September 12, 2019.

As of June 30, 2019, pro forma for the closing of the private placement and issuance of the Notes, the Company’s weighted average debt maturity was 8.6 years and the weighted average interest rate was 3.8%.

Subsequent to the quarter ended June 30, 2019, the Company issued 1,398,814 shares of the Company’s common stock through the 2017 ATM Program and 205,215 shares of common stock through the Company’s 2019 ATM Program for a combined total of 1,604,029 shares with a weighted average price of $18.42 per share, raising gross proceeds of approximately $29.5 million to maintain balance sheet strength.

Outlook for the 12 Months Ending December 31, 2019

The Company is updating its guidance for 2019 FFO per share on a fully diluted basis to a range of $1.18 - $1.20.

	Low	High
Net income (loss) per share – fully diluted basis	$0.10	0.12
Plus: real estate depreciation and amortization	$1.16	1.16
Less: Gain on sale of operating property	$(0.08)	(0.08)
FFO per share – fully diluted basis	$1.18	1.20

This guidance assumes $200 million of acquisitions, not including the Q1 2019 closings of the final three properties in the 14-property portfolio, and $75 - $100 million of gross development-related investment during 2019.

The Company’s guidance for 2019 FFO per share on a fully diluted basis represents expected FFO, as Adjusted per share on a fully diluted basis growth of approximately 8% to 11%.

This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of our operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, above-/below-market leases, non-cash interest expense, non-cash compensation and other non-cash items. By excluding these income and expense items from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties.

Net Debt and Adjusted Net Debt. Net Debt represents consolidated debt (reported in accordance with GAAP) adjusted to exclude unamortized premiums and discounts and deferred financing fees, less cash and cash equivalents. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) the lesser of i) anticipated lump-sum reimbursement amounts and ii) the cost to date for each project under construction and 2) 40% times the amount by which the cost to date exceeds anticipated lump-sum reimbursement amounts for each project under construction. These adjustments are made to 1) remove the estimated portion of each project under construction that has been financed with debt which may be repaid with anticipated cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction, in excess of anticipated lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 19 of the Company’s Q2 2019 Supplemental Information Package for further information. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITS.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 11:00 a.m. Eastern Standard time on August 1, 2019 to review the second quarter 2019 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through August 15, 2019 by dialing 844-512-2921 (domestic) and 1-412-317-6671 (international) and entering the passcode 13692450. Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 28, 2019 and under the heading “Risk Factors” in our other public filings.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	June 30, 2019	December 31, 2018
Assets
Real estate properties, net	$1,857,730	$1,626,617
Cash and cash equivalents	9,737	6,854
Restricted cash	5,184	4,251
Deposits on acquisitions	1,900	7,070
Rents receivable	25,323	21,140
Accounts receivable	13,367	11,690
Deferred financing, net	2,104	2,459
Intangible assets, net	176,232	165,668
Interest rate swaps	852	4,563
Prepaid expenses and other assets	14,808	11,238
Total assets	$2,107,237	$1,861,550

Liabilities
Revolving credit facility	262,000	134,750
Term loan facilities, net	248,420	248,238
Notes payable, net	173,831	173,778
Mortgage notes payable, net	207,966	209,589
Intangible liabilities, net	28,206	30,835
Interest rate swaps	6,276	1,797
Accounts payable and accrued liabilities	42,613	37,310
Total liabilities	969,312	836,297

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
69,601,138 and 60,849,206 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	696	608
Additional paid-in capital	1,155,327	1,017,415
Retained earnings	18,023	12,831
Cumulative dividends	(172,642)	(139,103)
Accumulated other comprehensive income (loss)	(4,751)	2,412
Total stockholders' equity	996,653	894,163
Non-controlling interest in Operating Partnership	141,272	131,090
Total equity	1,137,925	1,025,253
Total liabilities and equity	$2,107,237	$1,861,550

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues
Rental income	$50,513	$35,288	$99,001	$70,119
Tenant reimbursements	1,655	1,260	3,239	2,201
Other income	581	424	1,116	626
Total revenues	52,749	36,972	103,356	72,946

Expenses
Property operating	10,934	7,223	20,897	13,783
Real estate taxes	5,465	3,845	11,220	7,545
Depreciation and amortization	22,967	14,588	45,418	29,222
Acquisition costs	452	499	922	723
Corporate general and administrative	4,667	3,623	8,984	7,082
Total expenses	44,485	29,778	87,441	58,355

Other income (expenses)
Interest expense, net	(8,018)	(5,475)	(16,150)	(11,057)
Gain on sale of operating property	6,245	-	6,245	-
Net income	6,491	1,719	6,010	3,534

Non-controlling interest in Operating Partnership	(849)	(279)	(784)	(575)
Net income available to Easterly Government
Properties, Inc.	$5,642	$1,440	$5,226	$2,959

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.08	$0.02	$0.08	$0.05
Diluted	$0.08	$0.02	$0.08	$0.05

Weighted-average common shares outstanding:
Basic	68,247,822	47,531,128	64,756,271	46,276,125
Diluted	68,419,665	49,124,886	64,901,261	47,845,560

Net income, per share - fully diluted basis	$0.08	$0.03	$0.08	$0.06

Weighted average common shares outstanding -
fully diluted basis	78,227,623	56,782,105	74,550,106	55,305,734

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$6,491	$1,719	$6,010	$3,534
Depreciation and amortization	22,967	14,588	45,418	29,222
Interest expense	8,018	5,475	16,150	11,057
Tax expense	135	106	253	207
Gain on sale of operating property	(6,245)	-	(6,245)	-
EBITDA	$31,366	$21,888	$61,586	$44,020

Pro forma adjustments(1)	822
Pro forma EBITDA	$32,188

Net income	$6,491	$1,719	$6,010	$3,534
Depreciation and amortization	22,967	14,588	45,418	29,222
Gain on sale of operating property	(6,245)	-	(6,245)	-
Funds From Operations (FFO)	$23,213	$16,307	$45,183	$32,756
Adjustments to FFO:
Acquisition costs	452	499	922	723
Straight-line rent and other non-cash adjustments	(592)	(1,253)	(1,566)	(3,047)
Above-/below-market leases	(1,515)	(2,239)	(3,244)	(4,518)
Non-cash interest expense	323	299	645	563
Non-cash compensation	697	712	1,431	1,576
Funds From Operations, as Adjusted	$22,578	$14,325	$43,371	$28,053

FFO, per share - fully diluted basis	$0.30	$0.29	$0.61	$0.59
FFO, as Adjusted, per share - fully diluted basis	$0.29	$0.25	$0.58	$0.51

Funds From Operations, as Adjusted	$22,578	$14,325	$43,371	$28,053
Acquisition costs	(452)	(499)	(922)	(723)
Principal amortization	(842)	(797)	(1,678)	(1,560)
Maintenance capital expenditures	(1,338)	(1,009)	(2,240)	(1,475)
Contractual tenant improvements	(150)	(456)	(188)	(551)
Cash Available for Distribution (CAD)	$19,796	$11,564	$38,343	$23,744

Weighted average common shares outstanding -
fully diluted basis	78,227,623	56,782,105	74,550,106	55,305,734

1 Pro-forma assuming a full quarter of operations from the two properties acquired in the second quarter of 2019.

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

June 30, 2019
Total Debt(1)	$896,467
Less: cash and cash equivalents	(9,737)
Net Debt	$886,730
Less: Adjustment for projects under construction(2)	(80,759)
Adjusted Net Debt	$805,971

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 4.